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                                                                   EXHIBIT 10.40


                                         SUPERIOR INDUSTRIES INTERNATIONAL, INC.
[SUPERIOR LOGO]                   7800 WOODLEY AVENUE - VAN NUYS, CA  91406-1788
                               (818)781-4973 - TELEX:65-1454 - FAX:(818)780-5631




February 15, 1995


                              VIA FEDERAL EXPRESS


Mr. Iftikhar H. Kazmi
2602 Rosewood
Fayetteville, AR 72703

Dear Iftikhar:

I am pleased to inform you that the Board has authorized me to revise my previous offer to you of 12/14/94 on the following terms:

         (1) In lieu of the bonus offered to you in my 12/14/94 letter, I would agree to an additional year of salary at the annual amount of $100,000 to be paid weekly for the period January 13, 1996 to January 12, 1997. This extends your employment term with the Company which affords you certain additional benefits discussed below. This is in addition to the monies due you under your employment contract.

         (2) We will continue your health benefits until January 12, 1997. Effective immediately: (i) we will give you the 1992 Cadillac for your use and transfer title to your name and you will be responsible for all expenses, including insurance, gas and repairs, (ii) you will retain possession of the Company fax machine and personally bear all associated expenses, and
                 (iii) the country club membership will be transferred to an individual designated by the Company. No further expenses will be reimbursed by the Company.

         (3) As a result of your employment termination date now being extended until January 12, 1997, you will be entitled to the benefits described in your January 1, 1987 Salary Continuation Agreement and any additional stock options which become exercisable.

         (4) This agreement will be subject to (a) your not engaging in a business competing with Superior within the meaning of Section 8 of your Employment Agreement; and (b) your not engaging in other activities which, in its sole but reasonable judgment, the Board deems to be detrimental to the best interests of Superior for as long as any payments are due to you, including payments under the Salary Continuation Agreement.
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Mr. Iftikhar H. Kazmi
February 15, 1995
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If you have any questions concerning the content of this letter, please call either Jeff or me. If you are in agreement, please sign the counterpart of this letter and return it in the enclosed self-addressed envelope.

Sincerely,

/s/ Louis L Borick


Louis L. Borick
President

LLB/srs

cc:      Jeff Ornstein

Agreed this 17th of February, 1995

/s/ Iftikhar Kasmi             2/17/95
-----------------------------
(Iftikhar Kazmi)